CONFIDENTIAL TREATMENT REQUESTED

GROWER’S AGENT AGREEMENT

THIS GROWER’S AGENT AGREEMENT (the “Agreement”) is made and entered into as of the 18th day of December, 2015 by and between Medbox, Inc., a Nevada corporation, doing business as Notis Global (“Notis”) and Whole Hemp Company, LLC, a Colorado limited liability company (“Whole Hemp”) (Notis and Whole Hemp are referred to herein collectively as the “Parties” and individually as a “Party”), with reference to the following facts:

RECITALS

A. Whole Hemp, directly or through affiliates, grows hemp and cannabis crops for processing into cannabidiol oil (“CBD Oil”).

B. Whole Hemp is also entering into a Farming Joint Venture Agreement (“Farming Agreement”) with an affiliate of Notis for purposes of growing certain hemp crops.

C. Whole Hemp desires and Notis agrees to act on behalf of Whole Hemp in the marketing, negotiation and sale of CBD Oil (the “Product”), as such services are further described below in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1. AUTHORITY GRANTED. On the terms and conditions contained in this Agreement, Whole Hemp hereby authorizes Notis to act as Whole Hemp’s agent for the purpose of marketing, arranging for sale and selling the Product, in accordance with the terms of this Agreement.

1.1 Initial Authorization. Notis is authorized, for the period commencing on the date of this Agreement and ending on December 31, 2015, to act as Whole Hemp’s agent for the sale of up to twenty five (25) kilograms of the Product for an aggregate price of [*] (“Initial Authorization”). Upon the sale of the foregoing Product, Notis shall have the right to retain from the proceeds a fee of $600,000, payable upon receipt of the sale proceeds.

1.2 Authorization for the Balance of the Term. Notis is further authorized, for the balance of the Term, to act as Whole hemp’s agent to sell Product at a minimum price of [*] per milligram of Product (“Minimum Price”), on the terms and conditions set forth herein. The Parties mutually agree on a sales target of [*] of Product per month, but that Notis shall have the right to sell more or less than the targeted quantity. If Whole Hemp’s costs of goods sold declines by at least twenty percent (20%) during any Crop Season, then the Minimum Price shall be reduced, effective for the immediately following Crop Season, by a percentage equal to the average percentage decline in costs of goods sold for the prior Crop Season. The Parties will meet and confer within forty five (45) days following each Crop Season to confirm the amount of the adjustment, if any. Prior to the meeting, Whole Hemp shall provide to Notis financial statements, or other financial information reasonably acceptable to Notis, for purpose of determining the adjustment to the Minimum Price, if any.

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.3 Limited Exclusivity. Notis’ authority to act as an agent under this Agreement shall be on a non-exclusive basis; provided, however, Notis shall have during the Term the exclusive right to market and sell to the customers or potential customers listed on Exhibit A hereto, including as that Exhibit may be amended by the mutual agreement of the Parties from time to time.

1.4 Meet or Release. Except as set forth in this Section 1.4, Notis may not sell Product of or for any grower, distributor or manufacturer of Product other than Whole Hemp. If Notis identifies a potential purchaser of Product that is willing to purchase Product at less than the Minimum Price, Notis must inform Whole Hemp of said potential purchaser, the proposed sale price, and the volume of Product the potential purchaser desires to purchase and, within three business days of such notice, if Whole Hemp has not authorized Notis to sell Product to the potential purchaser at the proposed price, then Notis shall have the right to procure Product from someone other than Whole Hemp to sell to the potential purchaser the requested amount of Product at the proposed price. Authorization by Whole Hemp to sell a certain volume of Product of another grower, distributor or manufacturer to a particular potential purchaser at a particular price will not be deemed authorization to sell any additional Product of another grower, distributor or manufacturer to the same or any other potential purchaser.

2. TERM. This Agreement shall be effective on the date hereof, and shall continue for a term of ten (10) crop seasons (the “Initial Term”, where each crop season is denoted as the period beginning on October 1, and ending on September 30 of each year (each, a “Crop Season”). The first Crop Season commenced on October 1, 2015. After the expiration of the tenth Crop Season, this Agreement may be terminated by either Party upon not less than one hundred eighty (180) days prior written notice thereof. The Initial Term, and any period that this Agreement shall continue following the Initial Term, shall be collectively referred to as the “Term.” This Agreement may be terminated at any time: (i) by either Party, if the other Party is in material breach of any obligation under this Agreement, which breach is continuing uncured for thirty (30) days following written notice thereof; (ii) by Notis upon written notice to Whole Hemp, if the Farming Agreement terminates for any reason, or (iii) by either party, upon written notice to the other, if the activities under this Agreement shall be enjoined or be subject to materially adverse regulatory action.

3. WHOLE HEMP’S AGREEMENTS.

(a) Whole Hemp shall retain title to the Product until sold by Notis, and all sales shall be conducted by Notis on a consignment basis. Accordingly, Whole Hemp shall bear all market risk with respect to the Product, and the full risk of loss of or damage to the Product until such sale by Notis has been consummated.

(b) Whole Hemp, at its sole cost, shall maintain in full force an insurance policy or policies with a company A-rated or better for protection against liability to the public as an incident to product grown by Whole Hemp. The limits of product liability under this insurance shall not be less $2,000,000.00. Whole Hemp agrees to name Notis as additional insured.

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

(c) The Product will be packed in containers designated and chosen by Whole Hemp, using Whole Hemp’s or a third party’s label. Whole Hemp shall obtain packaging supplies from packaging manufacturers of its choice. The cost of packaging shall be borne solely by Whole Hemp.

4. NOTIS’ AGREEMENTS.

(a) Notis agrees to receive and market all of the Product, on a best efforts basis to obtain the highest possible price for the Product, provided that Notis is not prevented from doing so by strikes, epidemic, lockouts, shortage of transportation facilities, governmental action or other acts beyond the control of Notis.

(b) Notis shall have full control of the times when, the place where, the parties to whom, and the prices for which the Product shall be sold (subject to the Minimum Price), and means of transportation. As agent of Whole Hemp, Notis is hereby authorized by Whole Hemp to (i) make price adjustments, (ii) to grant allowances, and (iii) to take such other actions as may be reasonably necessary in order to consummate sales of Product.

(c) Notis may employ the services of a broker, jobber, or other subcontractor and may consign or otherwise sell the Product or any part thereof, when in Notis’ judgment the best interest of Whole Hemp will thereby be served.

(d) Notis, at its sole cost, shall maintain in full force an insurance policy or policies with a company A-rated or better for protection against liability to the public as an incident to work performed by Notis. The limits of product liability under this insurance shall not be less $2,000,000.00. Notis agrees to name Whole Hemp as an additional insured.

5. SALE PROCEEDS. Notis shall be accountable to Whole Hemp for the proceeds arising from the sale of the Product covered by this Agreement. Notis is responsible for collecting payment for the Product and is liable to Whole Hemp for any failure to collect said sale proceeds. From the gross proceeds, Notis shall have the right to deduct all compensation and expenses due Notis as provided in this Agreement.

6. TRANSPORTATION AND SALES EXPENSES. The Product will be shipped to purchasers FOB Whole Hemp’s facilities. Notis will be responsible for collecting shipping costs directly from purchasers.

7. REPORTING. Notis shall provide Whole Hemp with a monthly report of its sales activities with respect to the Product, including, but not limited to, the price and quantity of the Product sold during the prior month, and an accounting of the costs incurred chargeable to Whole Hemp under this Agreement.

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

8. COMPENSATION. From the sale proceeds for any sales of Products, other than pursuant to the Initial Authorization and other than Product from the 10 Acres and 40 Acres (which terms are defined in the Farming Agreement), Notis will charge and collect a commission equal to [*] of the excess of the sales proceeds over the Minimum Price applicable for the Crop Year for Product sold under this Agreement.

9. MISCELLANEOUS.

9.1 Entire Agreement. There are no oral agreements or representations between the parties not contained herein. This Agreement may only be altered or changed by agreement in writing signed by the parties.

9.2 Assignment. This agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, successors and assigns of the signatories hereto. Notwithstanding the foregoing, neither Party shall have the right to assign this Agreement without the prior written consent of the other Party.

9.3 Dispute Resolution. If the parties are unable to resolve any dispute(s), brought to enforce the terms of this agreement, both parties agree to submit to binding arbitration in Denver, Colorado before the Judicial Arbitration and Mediation Service (JAMS). In any legal action or arbitration affecting or based upon the enforcement or interpretation of this Agreement or any of the rights derived under this Agreement, the successful party shall be entitled to receive, in addition to all other sums, reasonable attorneys’ fees and court costs. This Agreement shall be governed by the internal laws of the State of Colorado.

9.4 Notice. Any noticed required by this Agreement shall be deemed given forty- eight (48) hours after the posting thereof in the United States mail, first class, certified, postage prepaid, return receipt requested, properly addressed to the party to be served at the address of such party as follows or at the time of the personal service of such notice. Either party may change its address for notices by notice to the other party

Whole Hemp:	Notis:

828 Wooten Road Colorado Springs, CO 80915 Attn: President	600 Wilshire Blvd Suite 1500 Los Angeles, CA 90017 Attn: President

9.5 No Partnership. It is understood, agreed and intended by the parties to this Agreement that in performing this Agreement the parties are each separately and independently carrying out their respective businesses, that this Agreement does not and shall not create or constitute a partnership or joint venture between them, and that each Party is and shall be an independent contractor.

9.6 Counterparts. This instruments may be executed in two or more counterparts, each of which shall be deemed original, but all of which taken together shall constitute one and the same instrument.

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

10. INDEMNIFICATION.

10.1 By Notis. Notis will be entirely and solely responsible for its actions and the actions of its agents, employees and subcontractors, if any, while providing services under this Agreement. Notis shall indemnify and hold harmless Whole Hemp and its customers against all claims, losses, liabilities, demands, suits, awards, and judgments, made or recovered by any person or agencies due to (i) the actions of Notis or its employees, agents or subcontractors during performance of its obligations under this Agreement or (ii) any breach of the terms of this Agreement by Notis or its employees, agents or subcontractors.

10.2 By Whole Hemp. Whole Hemp shall indemnify and hold harmless Notis and its customers against all claims, losses, liabilities, demands, suits, awards, and judgments, made or recovered by any person or agencies due to (i) the actions of Whole Hemp or its employees, agents or subcontractors during performance of its obligations under this Agreement or (ii) any breach of the terms of this Agreement by Whole Hemp or its employees, agents or subcontractors.

In Witness Whereof, the parties have executed this Agreement on the date first herein above stated.

Whole Hemp Company, LLC:		Medbox, Inc.:

By:	/s/ Kashif Shan	By:	/s/ Jeffrey Goh

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

EXHIBIT

EXCLUSIVE CUSTOMERS

None

[*] CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.